                                                                     Exhibit D-4

                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION



     Pacific Gas and Electric Company      )
     PG&E Corporation                      )
          On Behalf of Its Subsidiaries    )    Docket No. ES02-17-000
          ETrans LLC and                   )
          Electric Generation LLC          )



                                  APPLICATION
                             SEEKING AUTHORIZATION
                  UNDER SECTION 204 OF THE FEDERAL POWER ACT
                  TO ISSUE SECURITIES AND ASSUME LIABILITIES





                                      Earle H. O'Donnell
                                      Donna M. Attanasio
   Joshua Bar-Lev                     Laurel W. Glassman
   PACIFIC GAS AND ELECTRIC COMPANY   Hugh E. Hilliard
   77 Beale Street                    DEWEY BALLANTINE LLP
   San Francisco, California 94177    1775 Pennsylvania Avenue, N.W.
                                      Washington, D.C. 20006-4605
   Attorney for
   Pacific Gas and Electric Company   Attorneys for
                                      PG&E Corporation,
                                      ETrans LLC and Electric Generation LLC


   November 30, 2001

                               TABLE OF CONTENTS

                                                                          PAGE
I.   DESCRIPTION OF THE PARTIES AND TRANSACTIONS......................      3
II.  ANALYSIS.........................................................      6
III. REQUEST FOR EXEMPTION FROM COMPETITIVE BIDDING REQUIREMENTS......      9
IV.  INFORMATION REQUIRED BY SECTION 34.3 OF FERC'S REGULATIONS.......     13
     A.    Section 34.3(a)............................................     13
     B.    Section 34.3(b)............................................     13
     C.    Section 34.3(c)............................................     13
     D.    Section 34.3(d)............................................     14
     E.    Section 34.3(e)............................................     15
           1.  ETrans:................................................     15
           2.  Gen....................................................     17
           3.  PG&E...................................................     19
     F.    Section 34.3(f)............................................     22
     G.    Section 34.3(g)............................................     22
     H.    Section 34.3(h)............................................     23
     I.    Section 34.3(i)............................................     26
     J.    Section 34.3(j)............................................     27
     K.    Section 34.3(k)............................................     27
V.   EXHIBITS REQUIRED BY SECTION 34.4 OF FERC'S REGULATIONS..........     27
VI.  REQUESTED TIMING OF COMMISSION AUTHORIZATION.....................     30

Exhibit A:      Statements of Corporate/Limited Liability Company Purposes
Exhibit B:      Resolutions of Board of Directors/Boards of Control
Exhibit C-1:    Balance Sheet for PG&E
Exhibit C-2:    Projected Balance Sheets for Reorganized PG&E, ETrans and Gen
Exhibit D-1     Income Statement for PG&E
Exhibit D-2     Projected Income Statements for Reorganized PG&E,
                    ETrans and Gen
Exhibit E-1:    Statement of Cash Flows for PG&E
Exhibit E-2     Projected Statements of Cash Flows for Reorganized PG&E,
                    ETrans and Gen

Attachment 1:   Notes to PG&E Financial Statements for Period Ending
                    September 30, 2001
Attachment 2:   Assumptions - Nature and Limitations of Projections for ETrans,
                    Gen and Reorganized PG&E filed with Plan of Reorganization
Attachment 3:   Notice of Filing

                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION

Pacific Gas and Electric Company    )
PG&E Corporation                    )
     On Behalf of Its Subsidiaries  )    Docket No. ES02-__-000
     ETrans LLC and                 )
     Electric Generation LLC        )

                                  APPLICATION
                             SEEKING AUTHORIZATION
                  UNDER SECTION 204 OF THE FEDERAL POWER ACT
                  TO ISSUE SECURITIES AND ASSUME LIABILITIES



          Pursuant to Section 204 of the Federal Power Act ("FPA"), 16 U.S.C.
(S) 824c (2000), and Part 34 of the regulations of the Federal Energy Regulatory Commission ("FERC" or "Commission"), 18 C.F.R. Part 34 (2001), Pacific Gas and Electric Company ("PG&E") and PG&E Corporation ("Parent"), on behalf of its subsidiaries, ETrans LLC ("ETrans") and Electric Generation LLC ("Gen") (collectively, the "Applicants"), hereby request Commission authorization for the issuance of securities and the assumption of liabilities, and waiver of the Commission's competitive bidding and negotiated placement regulations, in connection with the proposed reorganization of PG&E under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. (S)(S) 101 et seq. (the "Bankruptcy Code").

          As a result of the huge increases in the cost for wholesale electric power in California beginning in June 2000 and the inability of PG&E to obtain timely regulatory approval to adjust its rates in response to these increases, PG&E accrued approximately $8.9 billion/1/ in undercollected costs through March 31, 2001. Although PG&E had traditionally been a strong utility company with investment grade ratings, this dire situation led to

___________________

/1/ The $8.9 billion includes $6.6 billion incurred by third parties and $2.3 billion associated with PG&E's own generation assets.

downgrades in PG&E's credit ratings below investment grade and eventually to PG&E filing for bankruptcy under Chapter 11 of the Bankruptcy Code on April 6, 2001. PG&E continues to operate its utility business as a Debtor-in-Possession. On September 20, 2001, Parent and its wholly owned subsidiary, PG&E (an FPA-jurisdictional public utility), jointly filed with the Bankruptcy Court a proposed "Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company" (which, as it may be amended from time-to-time, is referred to herein as the "Plan"). The transactions for which authorization is sought in this Application are integral components of, or closely related to, the Plan.

          Gen and ETrans were formed on October 29, 2001 as wholly owned subsidiaries of Newco Energy Corporation ("Newco"), which in turn is wholly owned by PG&E. As of the date hereof neither ETrans nor Gen owns or operates facilities subject to the Commission's jurisdiction. However, they hereby consent to the Commission's jurisdiction because they anticipate that, on or before the dates on which they will issue the securities and/or assume the liabilities for which they are seeking authorization in this Application, each of them will become a "public utility" within the meaning of the FPA. Specifically, PG&E plans to transfer to ETrans the majority of PG&E's electric transmission business and to transfer to Gen and its subsidiaries the majority of PG&E's generation business. Gen will have 29 subsidiaries which will be non-jurisdictional under the FPA because they will be passive owners of the generation facilities and will lease the facilities to Gen./2/ As lessee, Gen will operate the generation facilities and engage in sales of power in

__________________

/2/ As described in the application being filed concurrently with this Application under Section 203 of the Federal Power Act ("Section 203 Application"), Gen will have broad discretion pursuant to the terms of the leases to control the operation, maintenance and management of the facilities and all rights with respect to the use or disposition of the facilities' output. Each of the subsidiaries will be a completely passive owner with no rights with respect to the day-to-day management or operation of the generation assets and will neither sell power nor receive rent payments that vary based on the value of output from the facilities.

interstate commerce. Thus, ETrans and Gen each will engage in businesses that are jurisdictional under the FPA. PG&E will retain its electric distribution business, including certain associated assets that are jurisdictional under the FPA.

          Accordingly, Applicants hereby request from the Commission specific authorization for the issuances of securities and assumptions of liabilities under Section 204 of the FPA as described in detail in Sections I and IV.E of this Application.

          Applicants additionally request that the Commission exempt them from the competitive bidding and negotiated placement requirements set forth in
Section 34.2 of the Commission's regulations, 18 C.F.R. (S) 34.2, and grant exemptions or waivers from certain of the Commission's filing requirements set forth in Section 34.4 of the Commission's regulations, 18 C.F.R. (S) 34.4.

I.   DESCRIPTION OF THE PARTIES AND TRANSACTIONS

          PG&E, a subsidiary of Parent, is a combination electric and gas utility which provides retail service subject to the jurisdiction of the California Public Utilities Commission ("CPUC"). PG&E currently generates, transmits and distributes electricity and transmits and distributes natural gas in Northern and Central California, with a service territory covering approximately 70,000 square miles and containing an estimated population of approximately 13 million. ETrans and Gen are wholly owned indirect subsidiaries of PG&E formed to own and operate, directly or indirectly, the majority of the electric transmission and electric generation assets, respectively, which are currently owned and operated by PG&E.

          On April 6, 2001 ("Petition Date"), PG&E filed a petition for relief under Chapter 11 of the Bankruptcy Code. The reasons for the bankruptcy petition are described in more detail in the Section 203 Application but generally stemmed from the unrecovered, FERC-regulated power procurement costs of approximately $8.9 billion as of the Petition

Date incurred by PG&E. Such wholesale prices for procurement of electric power were higher than the amount PG&E was allowed to recover from customers in its retail rates as approved by the CPUC. PG&E and Parent proposed the Plan in order for PG&E to reorganize certain of its historical businesses as separate companies under Parent (the "Restructuring") and to spin off PG&E to Parent's shareholders (the "Spin-Off")./3/ After the Restructuring, PG&E would hold only the electric and gas distribution businesses. These transactions are described in more detail in the Section 203 Application. In summary, the Restructuring, Spin-Off and other transactions discussed in this Application are as follows:

     . On October 19, 2001, PG&E formed Newco, a California corporation, as a wholly owned subsidiary. On October 29, 2001, Newco formed ETrans and Gen as wholly owned subsidiaries. ETrans and Gen currently have no assets (other than nominal amounts of cash) and engage in no business activities.

     . Following issuance by the Bankruptcy Court of a confirmation order with respect to the Plan and receipt of necessary regulatory approvals and other rulings, no-action letters and similar documents, PG&E plans to transfer to ETrans a majority of its electric transmission assets and to transfer to Gen and its subsidiaries a majority of its electric generation assets. These transfers will occur on or about the effective date of the Plan ("Plan Effective Date"), which is currently expected to occur on December 31, 2002. ETrans and Gen each will engage in businesses that are jurisdictional under the FPA. PG&E will retain its gas and electric distribution businesses, including certain associated assets that are jurisdictional under the FPA.

     . PG&E also will transfer to ETrans and Gen certain liabilities, and PG&E may assume certain Parent liabilities for guarantees of PG&E's own liabilities, for which ETrans, Gen and PG&E request authorization to assume under Section 204.

     . Effective on the Plan Effective Date, ETrans and Gen each will issue (either solely or with one or more non-utility subsidiaries or affiliates as co-issuer or guarantor) long-term notes and/or short-term notes to the public or to third parties in private offerings/4/ for cash./5/ In addition, effective on the Plan Effective Date, ETrans and Gen will issue long-term notes to PG&E and transfer cash to PG&E, which, as

__________________

/3/ This application does not discuss Parent's reorganized gas transmission utility, GTrans LLC ("GTrans"), which is the subject of an application being filed under Section 7 of the Natural Gas Act, and businesses that are not jurisdictional under the FPA or that have blanket authority to issue securities and assume liabilities under Section 204.

/4/ The offerings of such notes may be effected before the Plan Effective Date and the proceeds placed in escrow until the Plan Effective Date.

/5/ The issuer may thereafter refinance any short-term notes with long-term notes. Further, to the extent any of the original notes are privately placed, the issuer may offer to exchange such privately placed notes for notes that are registered under the Securities Act of 1933.

     described below, will be used in satisfying claims of PG&E's creditors. PG&E may deposit certain of these long-term notes in one or more escrow accounts or a special purpose entity if certain claims are not resolved by the Plan Effective Date. ETrans and Gen request authorization under Section 204 for these issuances of long-term notes and short-term notes, including notes that may be issued after the Plan Effective Date to refinance or in exchange for the notes initially issued. ETrans and Gen also will establish working capital facilities for which they request authorization under
     Section 204 to make drawings and provide letters of credit.

 .    After the transfers of assets to ETrans and Gen, the assumptions of liabilities and the issuances of long-term notes and short-term notes and transfers of cash, PG&E will on the Plan Effective Date pay a dividend of all of the common stock of Newco to Parent./6/

 .    After the transactions discussed above and either on the Plan Effective
     Date or as soon as practicable thereafter, PG&E will pay a stock dividend to Parent so that the number of the issued and outstanding shares of common stock of PG&E owned directly by Parent will be the same as the number of issued and outstanding shares of common stock of Parent. PG&E also will establish a rights plan under which PG&E will distribute to each holder of PG&E stock a right to purchase preferred stock or common stock from PG&E under certain circumstances. PG&E is seeking authorization under Section 204 for this issuance of common stock and for issuance of these stock purchase rights. Then, Parent will implement the Spin-Off by paying a dividend of all the common stock and related stock purchase rights of PG&E owned directly by Parent to the shareholders of Parent.

 .    If the long-term notes deposited in escrow accounts or special purpose entities and related cash are insufficient once claims are resolved, ETrans and Gen may need to issue and deliver to PG&E additional long-term notes and cash to satisfy their respective shares of PG&E obligations associated with these claims. ETrans and Gen further request authorization under
     Section 204 for the issuances of these notes.

 .    Effective on the Plan Effective Date, PG&E (which after the Restructuring and Spin-Off will continue to be known as Pacific Gas and Electric Company but is referred to herein as the "Reorganized PG&E") also will issue long-term notes and/or short-term notes to the public or to third parties in private offerings/7/ for cash/8/ and long-term notes and mortgage bonds to the creditors of PG&E, will establish working capital facilities for which PG&E requests authorization under Section 204 to make drawings and provide letters of credit and may also issue long-term notes for deposit into one or more escrow accounts or special purpose entities. PG&E hereby requests


_______________

/6/ This is a dividend of securities that have already been issued and therefore is not subject to approval under Section 204. Approval for the resulting transfer of ownership of ETrans and Gen is being sought in the Section 203 Application.

/7/ The offerings of such notes may be effected before the Plan Effective Date and the proceeds placed in escrow until the Plan Effective Date.

/8/ Reorganized PG&E may thereafter refinance any short-term notes with long-term notes. Further, to the extent any of the original notes are privately placed, Reorganized PG&E may offer to exchange such privately placed notes for notes that are registered under the Securities Act of 1933.

          authorization for all these issuances of securities, including notes that may be issued after the Plan Effective Date to refinance or in exchange for the notes initially issued.

     . Reorganized PG&E will transfer cash and long-term notes issued by ETrans and Gen (as well as GTrans) to PG&E's creditors. These transfers, together with cash on hand, transfers of cash raised by long-term notes and short-term notes issued by Reorganized PG&E and transfers of long-term notes from the escrow accounts or special purpose entities, will be used to pay off valid claims under the Plan.

     . In addition, ETrans plans to issue additional equity securities and additional long-term notes and short-term notes in 2002 through 2005 to fund capital needs not directly related to the Plan, for which it hereby requests authorization under Section 204.

II.       ANALYSIS

               Section 204(a) of the FPA provides:

               No public utility shall issue any security, or assume any obligation or liability as guarantor, indorser, surety, or otherwise in respect of any security of another person, unless and until, and only then to the extent that, upon application by the public utility, the Commission by order authorizes such issue or assumption of liability.

16 U.S.C. (S) 824c(a)./9/

               The Commission has previously approved issuances of securities and assumptions of liabilities in the context of a plan of reorganization being approved by a
__________________

/9/ Under Section 204(f), the provisions of Section 204 "shall not extend to a public utility organized and operating in a State under the laws of which its security issues are regulated by a State commission." 16 U.S.C. (S) 824c(f).
In this regard, Section 34.1(c)(1) of the Commission's regulations exempts from
Section 204 and from Part 34 of the Commission's regulations issuances of securities "[i]f an agency of the State in which the utility is organized and operating approves or authorizes, in writing, the issuance of securities prior to their issuance. . . ."  18 C.F.R. (S) 34.1(c)(1). As part of their effort to seek confirmation of the Plan, PG&E and Parent are requesting that the Bankruptcy Court find that Section 1123(a) of the Bankruptcy Code authorizes PG&E as part of its Plan to proceed with, among other things, issuances of securities and assumptions of liabilities notwithstanding otherwise applicable non-bankruptcy law. Thus, notwithstanding the fact that Applicants would otherwise need to obtain state and local regulatory approval for some or all of the transactions proposed in this Application if they were proposed outside of the Plan confirmation process, the Bankruptcy Code preempts such requirement and permits Applicants as part of the Plan to undertake the proposed transactions as part of the Plan without further review or approval of California's state and local governmental agencies. PG&E is requesting that the Bankruptcy Court determine as part of its order confirming the Plan that Section 1123 of the Bankruptcy Code preempts the otherwise applicable non-bankruptcy law and that, therefore, Applicants may undertake the transactions contemplated by the Plan without seeking or obtaining such state and local regulatory approval. Applicants consent to the Commission's jurisdiction with respect to their issuances of securities and assumptions of liabilities in the context of the implementation of the Plan to assure all necessary approvals are obtained in the event Section 204 approval is deemed applicable.

Bankruptcy Court./10/ El Paso Electric Company ("El Paso") sought and was granted authorization, under two alternative scenarios, to issue equity and debt associated with its emergence from bankruptcy pursuant to a plan of reorganization which it had filed with the Bankruptcy Court./11/ In its application to the Commission, El Paso specifically noted that it did not seek approval from the Commission as a substitute for Bankruptcy Court approval of its plan of reorganization and that it would only issue securities and assume liabilities as contemplated in its plan of reorganization and approved by the Bankruptcy Court./12/ Applicants make the same commitments here -- the Commission is requested to approve the issuances of securities and assumptions of liabilities requested herein in connection with the Plan conditional upon their approval by the Bankruptcy Court. In the event that there are any material amendments to the Plan as proposed to or approved by the Bankruptcy Court that relate to the issuance of securities or assumption of liabilities, Applicants commit to inform the Commission of such amendments. Thus, there will be no conflict between the Commission's jurisdiction to approve these issuances of securities and the jurisdiction of the Bankruptcy Court to approve the Plan.

          Section 204(a) further provides that the Commission shall issue an order authorizing a public utility to issue securities or assume liabilities if:

          such issue or assumption (a) is for some lawful object, within the corporate purposes of the applicant and compatible with the public interest, which is necessary or appropriate for or consistent with the proper performance by the applicant of service as a public utility and which will not impair its ability to perform that service, and (b) is reasonably necessary or appropriate for such purposes.

______________

/10/ El Paso Elec. Co., 73 FERC (P) 61,266 (1995), reh'g denied, 74 FERC (P) 61,259 (1996) ("El Paso").

/11/  Id.

/12/ El Paso Elec. Co., Docket No. ES96-4-000, Application of El Paso Elec. Co. Under Section 204 of the Federal Power Act for Authorization of the Issuance of Securities and Assumption of Liabilities (filed Oct. 11, 1995), at 1.

16 U.S.C. (S) 824c(a).  The Commission has stated that "[t]he plain purpose of
Section 204 is to prevent the issuance of securities which might impair the [applicant's] financial integrity or its ability to perform its public utility responsibility."/13/


          In testing a security issued by the statutory standard, the Commission must satisfy itself, of course, that the object is lawful and within the corporate purposes. Beyond that, [the Commission] must inquire whether the contemplated investment would impair the [applicant's] ability to perform its normal functions as a public utility. The Commission might look to whether the investment is so improvident, frivolous, or speculative that it threatens to squander the corporate substance without reasonable hope of return./14/

          Although ensuring the financial integrity of public utilities is the dominant purpose of Section 204,/15/ the Commission also is tasked with determining pursuant to Section 204 that the proposed issuances of securities and assumptions of liabilities are in the public interest and in doing so to consider matters relating to the broad purposes of the FPA."/16/ "The Commission is directed to inquire into and evaluate the purpose of the issue and the use to which its proceeds will be put."/17/ "Our analysis under Section 204 focuses on the use of the proceeds and on whether the issuance of securities would impair the utility's ability to serve."/18/ However, "a section 204 proceeding is not a vehicle to inquire into every issue that an objecting party may urge upon the Commission -- including those that bear

__________________

/13/ El Paso Elec. Co., 2 FERC (P) 61,212 at 61,488 (1978) (quoting Pacific Power & Light Co., 27 F.P.C. 623 at 626-27 ("Pacific Power")).

/14/  El Paso Elec. Co., 2 FERC at 61,489 (quoting Pacific Power, 27 F.P.C. at
628). See also Citizens Power & Light Corp., 48 FERC (P) 61,210 at 61,780 (1989) ("the purpose of Section 204 . . . is to ensure the financial viability of public utilities obligated to serve electric consumers").

/15/ City of Lafayette, La. v. S.E.C., 454 F.2d 941, 950 (1971) (citing Denver & Rio Grande Western R. Co. v. United States, 387 U.S. 485 (1967) (interpreting
Section 20a of the Interstate Commerce Act, after which Section 204 was modeled)), aff'd sub nom. Gulf States Utils. v. F.P.C., 411 U.S. 747, reh'g denied, 412 U.S. 944 (1973).

/16/ Gulf States Utils. v. F.P.C., 411 U.S. 747, 759, reh'g denied, 412 U.S. 944 (1973).

/17/  Id.

/18/ Midwest Indep. Transmission Sys. Operator, Inc., 94 FERC (P) 61,089 at 61,389 (2001) ("MISO").

little, if any, relationship to the securities issuances or assumptions of obligations or liabilities at issue that are more properly pursued elsewhere, or that are not ripe for consideration."/19/ For example, the Commission has held that the scope of inquiry under Section 204 does not include issues that are being addressed in other Commission proceedings/20/ or the rates to be charged by entities seeking authority under Section 204./21/ Furthermore, the inquiry does not include decisions that are better left for investors, such as the business need for incurring debt at a particular time./22/

     The transactions proposed in this Application in connection with the Plan are integral parts of a plan of reorganization the implementation of which will help PG&E to emerge from bankruptcy and provide for companies which will be financially capable of performing their functions as public utilities. These transactions will provide an array of public benefits. As described in Section IV.H of this Application, these transactions fully meet the requirements for Commission authorization under Section 204.

III.  REQUEST FOR EXEMPTION FROM COMPETITIVE BIDDING REQUIREMENTS

          Section 34.2 of the Commission's regulations, 18 C.F.R. (S) 34.2, imposes certain competitive bidding or negotiated offering requirements on public utilities which obtain Section 204 authority to issue securities. To the extent these issuances of securities


________________

/19/   Robbins Res. Recovery Partners, L.P., 68 FERC (P) 61,359 at 62,455, reh'g
denied, 69 FERC (P) 61,178 (1994) (footnote omitted) ("Robbins").

/20/   Consumers Power Co., 53 FERC (P) 61,444 at 62,567-68 (1990), reh'g
denied, 54 FERC (P) 61,323 (1991), aff'd sub nom. Michigan Pub. Power Agency v. FERC, 963 F.2d 1574 (D.C. Cir. 1992) ("Consumers Power").

/21/   See Robbins, 68 FERC at 62,455; 69 FERC at 61,765.

/22/   See MISO.

are not exempt from the requirements of Section 34.2,/23/ Applicants respectfully request waiver of these competitive bidding requirements.

          Applicants submit that competitive bidding in the unusual circumstances presented in this case would not best serve the interests of Applicants, shareholders, creditors or ratepayers. The Commission has previously granted waiver of the competitive bidding requirements where the applicant sought approval to select the method(s) of issuance deemed to be in the best interest of the applicant, its customers and its stockholders./24/ The transactions associated with the Plan are structurally complex, involve the creation and funding of new public utilities with different business profiles and will need to be implemented upon short notice once all necessary conditions precedent to the transactions are completed. The Commission previously has found that the need to control the timing of public offerings is a basis for waiving the competitive bidding requirements./25/ Due to the uncertainty surrounding the timing and execution of the transaction, potential underwriters are likely to perceive increased levels of risk. Institutions would be likely to increase bid prices to compensate for additional risk, resulting in higher costs. To handle this transaction, Applicants are likely to require the assistance of multiple lead underwriters that will have a sub-group of joint leads and syndicates. This will spread the risks associated


______________

/23/   The issuance of PG&E stock to Parent in preparation for the Spin-Off of
PG&E is exempt from Section 34.2 because it is an issuance of securities to existing holders of securities on essentially a pro rata basis. 18 C.F.R. (S) 34.2(b)(1). Parent, which owns 94 to 95% of PG&E common stock, will participate in this dividend, but PG&E Holdings LLC, which owns 5 to 6% of PG&E's common stock, will not participate. This should be considered to be a pro rata issuance because PG&E Holdings LLC is a wholly owned subsidiary of PG&E, so that excluding it from this dividend has no effect on the ultimate ownership of PG&E. After the dividend, PG&E Holdings LLC will continue to be a wholly owned subsidiary of PG&E and may continue to hold shares of PG&E stock.

/24/   See MDU Res. Group, Inc., Docket No. ES01-3 (filed Oct. 4, 2000), 93 FERC
(P) 62,094 (2000).

/25/   Northwestern Pub. Serv. Co., 3 FERC (P) 61,205 (1978) (approving negotiated underwriting before the negotiated underwriting provision was added to Section 34.2).

with the transaction across several institutions, which will tend to reduce associated fees. Such risk spreading would be significantly more difficult and therefore more expensive in a competitive bidding process. Furthermore, competitive bidding tends to fragment the capital commitment and placement capabilities of underwriters, who must work against each other in a competitive bid situation and who have less time to gauge and build market demand for a successful offering. As a result, competitive bidding for complex transactions, such as the transactions discussed in this application, with uncertain timing is likely to result in a higher cost of funds.

          Applicants will determine an appropriate method for issuing the securities and selecting underwriter(s) based on market conditions and other factors so as to maximize their access to capital markets and minimize their cost of funds. Successful issuance of the securities necessary to implement the Plan will require selection of underwriters and agents. These underwriters will be selected based on their ability to devote significant efforts to the due diligence and marketing necessary for successful issuance and sale to the public or to third parties in private offerings of the securities within the time schedules established by Applicants./26/ The process for selecting underwriter(s) will be based on (1) ability to handle large, complex transactions, (2) ability to successfully market large amounts of debt through qualified syndicates, which will tend to maximize proceeds and minimize the cost of funds to the Applicants, and (3) familiarity with Applicants' financial situation and the energy industry./27/ Applicants will be able to protect themselves, their equity owners and their


_______________

/26/   See id.

/27/   See El Paso Elec. Co., 73 FERC (P) 61,266 (1995), reh'g denied, 74 FERC
(P) 61,259 (1996) (exemption from the competitive bidding requirements granted for placement of securities through a syndicate led by a managing underwriter chosen from interested investment banking firms interviewed by the applicant and selected based on the applicant's assessment of all relevant factors including expertise and price); Ameren Generating Co., Docket No. ES00-40-001 (filed Aug. 18, 2000), 92 FERC (P) 62,224 (2000) (waiver granted where applicant stated competitive bidding/negotiated offering requirements could limit flexibility to take advantage of market conditions and that successful placement of debt required selection of highly qualified customers against non-competitive fees, commissions and expenses by comparison to fees typical for other large, complex transactions and will not need the competitive bidding or negotiated offer procedures to obtain the best available cost of money or net proceeds./28/ In addition to the public offerings discussed above, the debt issued in private placements should benefit from a waiver of the Commission's competitive bidding requirements because it will be offered to a small number of sophisticated investors, which the Commission has found to be a basis for waiver of the competitive bidding requirements./29/ The issuance of notes that are registered under the Securities Act of 1933 in exchange for privately placed notes also should benefit from a waiver of the competitive bidding requirements since the registered notes will be issued to the same holders who have already acquired privately placed notes and the registered notes will have substantially the same terms as the privately placed notes. The equity and debt issued by ETrans following the implementation of the Plan may be issued separately from the other issuances discussed above. However, the issuance of this ETrans equity and debt also should benefit from a waiver of the Commission's competitive bidding requirements, since such equity and debt will be offered either through similar procedures as those discussed above or will be offered to a small number of sophisticated investors (which may include its parent, Newco)./30/


_______________

underwriters, agents and purchasers with knowledge of applicant and that such firms had an interest in marketing debt on terms that would be beneficial to applicant); Idaho Power Co., 4 FERC (P) 61,043 (1978) (granting waiver of competitive bidding requirements based on, inter alia, "need to involve investment bankers most knowledgeable with the [applicant's] current financial situation," "the need for flexibility not obtainable in the competitive bidding procedure" and "[a]pplicant's desire to optimize the proceeds received").

/28/ See MDU Res. Group, Inc., supra; Northwestern Pub. Serv. Co., 3 FERC at 61,566 ("[t]he factual basis for the prices and other terms affecting the cost of money . . . can be used by the investment bankers, by [a]pplicant, and the Commission to determine that the results negotiated are as favorable as can be obtained under the circumstances").

/29/   See, e.g., Louisiana Generating LLC, Docket No. ES00-19-0000 (filed Mar.
8, 2000), 90 FERC (P) 62,219 (2000).

/30/   See id.

          Accordingly, Applicants request that the Commission waive the requirements of Section 34.2 of its regulations for the proposed issuances of securities by Applicants.

IV.  INFORMATION REQUIRED BY SECTION 34.3 OF FERC'S REGULATIONS

          In support of this Application, Applicants hereby submit the following information required by Part 34 of the Commission's regulations and request waivers from these requirements to the extent such information is not provided:

     A.   Section 34.3(a)

          The official names and business addresses of the principal business offices of Applicants are:

               Pacific Gas and Electric Company
               77 Beale Street
               San Francisco, California  94177

               ETrans LLC
               77 Beale Street
               San Francisco, California  94177

               Electric Generation LLC
               77 Beale Street
               San Francisco, California  94177

     B.   Section 34.3(b)

          PG&E was incorporated in California in 1905 and operates in California. ETrans and Gen each are California limited liability companies formed on October 29, 2001 and will operate in California.

     C.   Section 34.3(c)

          The names and addresses of the persons authorized to receive notice and communications on behalf of Applicants with respect to this Application are as follows:

              *Joshua Bar-Lev
               Pacific Gas and Electric Company
               77 Beale Street
               San Francisco, California 94177

               JXB7@pge.com

               Linda Cheng
               ETrans LLC
               77 Beale Street
               San Francisco, California 94177

               Linda Cheng
               Electric Generation LLC
               77 Beale Street
               San Francisco, California 94177

              *Earle H. O'Donnell
               Donna M. Attanasio
               Laurel W. Glassman
               Hugh E. Hilliard
               Dewey Ballantine LLP
               1775 Pennsylvania Avenue, N.W.
               Washington, D.C. 20006-4605
               Tel. (202) 862-1000
               Fax (202) 862-1093
               eodonnell@deweyballantine.com

* Persons designated to receive service under 18 C.F.R. (S) 385.203(b)(3). Applicants request that the names of these designated persons be placed upon the official service list compiled by the Secretary of the Commission for this proceeding.

     D.   Section 34.3(d)

          Applicants ask that the Commission issue an order on or before July 31, 2002 granting their request for specific authorization to issue the securities and assume the liabilities as proposed in this Application pursuant to Section 204 of the FPA, as explained in Section VI below. Applicants ask that the authorization be effective on the later of the date on which Applicants notify the Commission that the Bankruptcy Court has issued an order approving issuances of securities in connection with the Plan or the date of the Commission's order. As explained below, Applicants ask that the order authorize the issuances of securities and assumptions of liabilities described herein for a period of three years from the effective date of the Commission's order.

     E.   Section 34.3(e)

          1.  ETrans:

               a)  Long-Term Notes

               ETrans seeks authority to issue (either solely or with one or more non-utility subsidiaries or affiliates of ETrans as co-issuer or guarantor) up to $1.15 billion in long-term notes to the public or to third parties in private offerings and to PG&E in connection with the Plan. The notes issued to the public or to third parties in private offerings will be used to generate cash and to refinance short-term notes, described below, and the notes issued to PG&E will be used, together with cash, to settle a portion of the claims of PG&E's creditors including general unsecured claims, claims of entities who have sold electric energy and related services to PG&E, claims associated with chromium litigation, claims associated with other tort litigation and other claims allowed by the Bankruptcy Court. The interest rates will be market rates for comparable long-term notes at the time of issuance. The issuance of all these notes will be effective on the Plan Effective Date, except for the notes that may be issued in respect of claims not determined at that date and notes that may be issued to refinance short-term notes or replace privately placed notes./31/ The notes may have maturities of 5, 10, 20 or 30 years from issuance (the actual maturities will depend on market conditions at the time of issuance). ETrans also may enter into interest rate hedges in notional amounts not to exceed the amount of these notes./32/ The rating of the ETrans long-term notes is expected to be no less than BBB/Baa2 or BBB- /Baa3 (low investment grade). ETrans will apply for ratings to be in place for the marketing of the notes to the public or to third parties in private offerings. In addition, for the reasons described below for ETrans' plans to issue equity securities, ETrans seeks authority to issue long-term notes in an amount of up to $265 million in 2002 through 2005, on similar terms as the other long-term notes described above.

               b)  Working Capital Facilities

               In connection with the Plan, ETrans seeks authority to make drawings and provide letters of credit pursuant to one or more working capital


_____________________

/31/   Long-term notes issued to refinance short-term notes and registered notes issued in exchange for privately placed notes do not increase the amount of notes outstanding since notes are extinguished at the same time the new notes are issued.

/32/   These hedges could include interest rate swaps and/or short sales of treasury bonds or transactions with similar effects to protect ETrans from changes in interest rates and to lower ETrans' cost of debt. Although it is not clear that these arrangements constitute issuances of securities, the Commission has approved them under Section 204 in the past. See UtiliCorp United, Inc., 89 FERC (P) 62,227 (1999) (UtiliCorp II"); UtiliCorp United, Inc., 86 FERC (P) 62,219 (1999) (UtiliCorp I").

               facilities for, among other things, the purpose of funding seasonal fluctuations in capital needs, workers' compensation liabilities and certain other contingencies. These letters and credit and drawings may be long-term or short-term. In either case and collectively they will be in an amount not to exceed $380 million. Approximately $150 million of these facilities may be in the form of letters of credit, with the remainder being available for drawing. Letters of credit will be used primarily as collateral to support ETrans workers' compensation program/33/ and as collateral for transactions in the normal course of business, including transactions with the California Independent System Operator ("CAISO"). Funds available for drawing also will ensure that adequate capital is available to cover short-term obligations such as those arising from natural disasters, unexpected fluctuations in prices for needed supplies or delays in collecting receivables. ETrans plans to arrange these facilities with qualified financial institutions that have an established relationship with PG&E's businesses and are familiar with ETrans' financial situation.


               c)  Short-Term Notes

               ETrans seeks authority to issue (either solely or with one or more non-utility subsidiaries or affiliates of ETrans as co-issuer or guarantor) up to $500 million in short-term notes/34/ to the public or to third parties in private offerings in connection with the Plan. These notes will be used to generate cash. The interest rates will be market rates for comparable short-term notes at the time of issuance. The notes are expected to have maturities as determined by market conditions at the time of issuance but in any case of less than one year. ETrans also may enter into interest rate hedges in notional amounts not to exceed the amount of these notes./35/ ETrans may refinance these short-term notes with some of the long-term notes described above.

               d)   Equity Securities

               ETrans seeks authority to issue additional equity in the amount of up to $200 million in 2002 through 2005. Proceeds from these securities will be partly used to fund its capital expenditures for expanding


_________________________

/33/   Alternatively, ETrans may arrange for one or more surety companies to issue surety bonds, in the same amount as these letters of credit, for this purpose. To the extent that the Commission deems this to be an assumption of liability, ETrans hereby requests Commission approval under Section 204.

/34/   The total amount of the long-term notes discussed above and the short-
term notes will not exceed the total amount of the long-term notes discussed above.

/35/   These hedges could include interest rate swaps and/or short sales of treasury bonds or transactions with similar effects to protect ETrans from changes in interest rates and to lower ETrans' cost of debt. Although it is not clear that these arrangements constitute issuances of securities, the Commission has approved them under Section 204 in the past. See UtiliCorp II; UtiliCorp I.

               electric transmission capacity. Capital expenditures are projected to be $348 million, $319 million and $398 million in 2003, 2004, and 2005 respectively. Although this may be accomplished by capital infusions from ETrans' parent, Newco, which would not involve an issuance of securities, it may involve issuance of securities to others.

               e)  Assumptions of Liabilities

               In connection with the Plan, ETrans seeks authority to assume the liability for PG&E's payment obligations for up to $105 million of outstanding Letter of Credit Backed Pollution Control Bonds ("PC Bonds"), which includes liabilities arising after the Plan Effective Date under the applicable loan agreements./36/ If and to the extent ETrans assumes such liabilities ETrans will reduce by a corresponding amount the long-term notes it issues.


          2.  Gen/37/

               a)  Long-Term Notes

               Gen seeks authority to issue (either solely or with one or more non-utility subsidiaries or affiliates of Gen as co-issuer or guarantor) up to $2.59 billion in long-term notes to the public or to third parties in private offerings and to PG&E in connection with the Plan. The notes issued to the public or to third parties in private offerings will be used to generate cash and to refinance short-term notes, described below, and the notes issued to PG&E will be used, together with cash, to settle a portion of the claims of PG&E's creditors including general unsecured claims, claims of entities who have sold electric energy and related services to PG&E, claims associated with chromium litigation, claims associated with other tort litigation and other claims allowed by the Bankruptcy Court. The interest rates will be market rates for comparable long-term notes at the time of issuance. The issuance of



_________________________

/36/   In addition, ETrans will assume various obligations that are not "in respect of any security of another person." These include contractual obligations associated with transferred assets (e.g., for lease or purchase of supplies and equipment), environmental cleanup obligations (which generally do not have liquidated amounts), personnel-related obligations (e.g., salaries, pensions and liabilities for workers' compensation and related obligations), contractual indemnification of Parent for its guarantees of Gen's workers' compensation obligations, assumptions of PG&E liabilities under any interest hedging arrangements entered into on behalf of ETrans and other liabilities of a non-securities nature from PG&E. ETrans does not believe that Section 204 authorization is required for these transactions. However, to the extent the Commission believes that authorization under Section 204 is required for these transactions, ETrans requests that the Commission so advise ETrans as soon as possible.

/37/   Gen is applying, concurrently with this Application, for authority to sell power at market based rates and is requesting blanket authority for issuances of securities and assumptions of liabilities and waiver of the requirements of Part 34 of Commission's regulations. Gen is requesting authorization for these transactions to ensure that it has all necessary authorizations in the event of any delay in obtaining such blanket authority and waiver and to cover any notice and comment period with respect to the Commission's grant of such authority and waiver.

               all these notes will be effective on the Plan Effective Date, except for the notes that may be issued in respect of claims not determined at that date and notes that may be issued to refinance short-term notes or to replace privately placed notes./38/ These notes may have maturities of 5, 10, 20 or 30 years from issuance (actual maturities will depend on market conditions at the time of issuance). Gen also may enter into interest rate hedges in notional amounts not to exceed the amount of these notes./39/ The rating of the Gen long-term notes is expected to be BBB/Baa2 or BBB-/Baa3 (low investment grade). Gen will apply for ratings to be in place for the marketing of these notes to the public or to third parties in private offerings.

               b)  Working Capital Facilities

               In connection with the Plan, Gen seeks authority to make drawings and provide letters of credit pursuant to one or more working capital facilities for, among other things, the purpose of funding seasonal fluctuations in capital needs, workers' compensation liabilities and certain other contingencies. These letters and credit and drawings may be long-term or short-term. In either case and collectively they will be in an amount not to exceed $180 million. Approximately $80 million of these facilities may be in the form of letters of credit, with the remainder being available for drawing. Letters of credit will be used primarily as collateral to support Gen's workers' compensation program/40/ and as collateral for transactions in the normal course of business. Funds available for drawing also will ensure that adequate capital is available to cover short-term obligations such as those arising from natural disasters, unexpected fluctuations in prices for needed supplies or delays in collecting receivables. Gen plans to arrange these facilities with qualified financial institutions that have an established relationship with PG&E's businesses and are familiar with Gen's financial situation.

               c)  Short-Term Notes

               Gen seeks authority to issue (either solely or with one or more non-utility subsidiaries or affiliates of Gen as co-issuer or guarantor) up to


____________________

/38/   Long-term notes issued to refinance short-term notes and registered notes issued in exchange for privately placed notes do not increase the amount of notes outstanding since notes are extinguished at the same time the new notes are issued.

/39/   These hedges could include interest rate swaps and/or short sales of treasury bonds or transactions with similar effects to protect Gen from changes in interest rates and to lower Gen's cost of debt. Although it is not clear that these arrangements constitute issuances of securities, the Commission has approved them under Section 204 in the past. See UtiliCorp II; UtiliCorp I.

/40/   Alternatively, Gen may arrange for one or more surety companies to issue surety bonds in the same amount as these letters of credit, for this purpose. To the extent that the Commission deems this to be an assumption of liability, Gen hereby requests Commission approval under Section 204.

               $350 million in short-term notes/41/ to the public or to third parties in private offerings in connection with the Plan. These notes will be used to generate cash. The interest rates will be market rates for comparable short-term notes at the time of issuance. The notes are expected to have maturities as determined by market conditions at the time of issuance but in any case of less than one year. Gen also may enter into interest rate hedges in notional amounts not to exceed the amount of these notes./42/ Gen may refinance these short-term notes with long-term notes as described above.

               d)  Assumptions of Liabilities

               In connection with the Plan, Gen seeks authority to assume the liability for PG&E's payment obligations for up to $264 million of outstanding Letter of Credit Backed PC Bonds, which includes liabilities arising after the Plan Effective Date under the applicable loan agreements./43/ If and to the extent Gen assumes such liabilities Gen will reduce by a corresponding amount the long-term notes it issues.

          3.  PG&E/44/

               a)  Stock Dividend and Rights Plan

               In connection with the Plan, PG&E seeks authority to declare and pay a stock dividend of up to 170 million shares to Parent so that the number of issued and outstanding shares of common stock of PG&E held directly by Parent will be the same as the number of issued and outstanding shares of common stock of Parent. Also in connection with the Plan, PG&E seeks authority to establish a rights plan under


______________________

/41/   The total amount of the long-term notes discussed above and the short-
term notes will not exceed the total amount of the long-term notes discussed above.

/42/   These hedges could include interest rate swaps and/or short sales of treasury bonds or transactions with similar effects to protect Gen from changes in interest rates and to lower Gen's cost of debt. Although it is not clear that these arrangements constitute issuances of securities, the Commission has approved them under Section 204 in the past. See UtiliCorp II; UtiliCorp I.

/43/   In addition, Gen will assume various obligations that are not "in respect of any security of another person." These include contractual obligations associated with transferred assets (e.g., for lease or purchase of supplies and equipment), nuclear decommissioning obligations associated with the Diablo Canyon nuclear power plant, environmental cleanup obligations (which generally do not have liquidated amounts), personnel-related obligations (e.g., salaries, pensions and liabilities for workers' compensation and related obligations), contractual indemnification of Parent for its guarantees of Gen's workers' compensation obligations, assumptions of PG&E liabilities under any interest hedging arrangements entered into on behalf of Gen and other liabilities of a non-securities nature from PG&E. Gen does not believe that Section 204 authorization is required for these transactions. However, to the extent the Commission believes that authorization under Section 204 is required for these transactions, Gen requests that the Commission so advise Gen as soon as possible.

/44/   The authorizations requested by PG&E in this section are for PG&E,
Reorganized PG&E, or both, as the context requires.

               which Reorganized PG&E will distribute one right (a "Right") for each of up to 497 million shares of common stock of Reorganized PG&E that will be outstanding after the stock dividend described above./45/ Each Right will entitle the holder to purchase from Reorganized PG&E preferred stock or common stock at a reduced price in certain circumstances involving significant acquisitions of common stock by any person or group.

               b)  Long-Term Notes

               In connection with the Plan, PG&E seeks authority to issue up to $5.585 billion in long-term notes to the public or to third parties in private offerings, or to PG&E's creditors. The notes issued to the public or to third parties in private offerings will be used to generate cash and to refinance short-term notes, described below, and the other notes will be used, together with cash, to settle a portion of the claims of PG&E's creditors including general unsecured claims, claims of entities who have sold electric energy and related services to PG&E, claims associated with chromium litigation, claims associated with other tort litigation and other claims allowed by the Bankruptcy Court. Some of the long-term notes may be deposited into one or more escrow accounts or special purpose entities. The interest rates will be market rates for comparable long-term notes at the time of issuance. The issuance of all these notes will be effective on the Plan Effective Date, except for the notes that may be issued in respect of claims not determined as of that date and notes that may be issued to refinance short-term notes or replace privately placed notes./46/ These notes may have maturities of 5, 10, 20 or 30 years from issuance (actual maturities will depend on market conditions at the time of issuance). PG&E also may enter into interest rate hedges in notional amounts not to exceed $10.383 billion (which represents the total amount of long-term notes to be issued by ETrans, Gen and PG&E, as well as GTrans); PG&E may enter into such hedges in advance of the Plan Effective Date on behalf of ETrans, Gen and GTrans, which would assume PG&E's rights and obligations under these hedges on or about the Plan Effective Date./47/ The rating of the Reorganized PG&E long-term notes is expected to be BBB/Baa2 or BBB-/Baa3 (low investment grade). PG&E will apply for ratings to be in place

__________________

/45/ The Commission has previously authorized similar rights plans. See, e.g., Northwestern Corp., 95 FERC (P) 62,089 (2001).

/46/ Long-term notes issued to refinance short-term notes and registered notes issued in exchange for privately placed notes do not increase the amount of notes outstanding since notes are extinguished at the same time the new notes are issued.

/47/ These hedges could include interest rate swaps and/or short sales of treasury bonds or transactions with similar effects to protect PG&E from changes in interest rates and to lower PG&E's cost of debt. Although it is not clear that these arrangements constitute issuances of securities, the Commission has approved them under Section 204 in the past. See UtiliCorp II; UtiliCorp I.

               for the marketing of these notes to the public or to third parties in private offerings.

               c) Long-Term Mortgage Bonds

               PG&E seeks authority to issue up to $345 million in long-term mortgage bonds to the benefit of PG&E creditors in connection with the Plan. These will replace existing mortgage bonds and will have the same interest rates, maturities and redemption provisions. The current mortgage bonds secure, and the replacement mortgage bonds will secure, certain series of pollution control bonds that will remain outstanding after the Plan Effective Date.

               d) Working Capital Facilities

               In connection with the Plan, PG&E seeks authority to make drawings and provide letters of credit pursuant to one or more working capital facilities for, among other things, the purpose of funding seasonal fluctuations in capital needs, workers' compensation liabilities and certain other contingencies. These letters and credit and drawings may be long-term or short-term. In either case and collectively they will be in an amount not to exceed $1.2 billion. Approximately $705 million of these facilities may be in the form of letters of credit, with the remainder being available for drawing. Letters of credit will be used primarily as collateral to support Reorganized PG&E's workers' compensation program/48/ and as collateral for purchases in the normal course of business, including as collateral to facilitate natural gas and power purchases. Reorganized PG&E will have master agreements for purchases of gas and power, as well as for hedging activities, and these master agreements typically require collateral in the form of letters of credit./49/ Funds available for drawing will ensure that adequate capital is available to cover short-term obligations such as those arising from natural disasters, unexpected fluctuations in prices for needed supplies or delays in collecting receivables. PG&E and Reorganized PG&E plan to arrange these facilities with qualified financial institutions that have an established relationship with PG&E's businesses and are familiar with PG&E's financial situation.

               e) Short-Term Notes
_______________

/48/ Alternatively, Reorganized PG&E may arrange for one or more surety companies to issue surety bonds in the same amount as these letters of credit, for this purpose. To the extent that the Commission deems this to be an assumption of liability, Reorganized PG&E hereby requests Commission approval under Section 204.

/49/ The amounts requested reflect the estimated amounts required if Reorganized PG&E assumes responsibility for power procurement.

               PG&E seeks authority to issue up to $2.0 billion in short-term notes/50/ to the public or to third parties in private offerings in connection with the Plan. These notes will be used to generate cash. The interest rates will be market rates for comparable short-term notes at the time of issuance. The notes are expected to have maturities as determined by market conditions at the time of issuance but in any case of less than one year. PG&E also may enter into interest rate hedges in notional amounts not to exceed $3.11 billion (which represents the total short-term notes to be issued by ETrans, Gen and PG&E, as well as GTrans); PG&E may enter into such hedges in advance of the Plan Effective Date on behalf of ETrans, Gen and GTrans, which would assume PG&E's rights and obligations under these hedges on or about the Plan Effective Date./51/ PG&E may refinance these short-term notes with some of the long-term notes described above.

               f)  Assumptions of Liabilities

               In connection with the Plan, PG&E seeks authority to assume up to $401 million in liabilities of Parent as guarantor of, or obligor under, any liabilities of PG&E not assumed by ETrans, Gen or GTrans. For example, PG&E will take steps to facilitate the removal of Parent as guarantor of PG&E's workers' compensation obligations--to the extent to which this may involve an assumption of liabilities,/52/ PG&E hereby requests authorization under Section 204.

      F.  Section 34.3(f)

          As previously described, the purpose of the transactions that are the subject of this Application is to implement the Plan as proposed by PG&E and Parent in a joint filing with the Bankruptcy Court and to enable ETrans to meet its capital expenditure requirements.

      G.  Section 34.3(g)

_____________________

/50/ The total amount of the long-term notes discussed above and the short-term notes will not exceed the total amount of the long-term notes discussed above.

/51/ These hedges could include interest rate swaps and/or short sales of treasury bonds or transactions with similar effects to protect PG&E from changes in interest rates and to lower PG&E's cost of debt. Although it is not clear that these arrangements constitute issuances of securities, the Commission has approved them under Section 204 in the past. See UtiliCorp II; UtiliCorp I.

/52/ As described above, this may be accomplished by PG&E providing letters of credit or arranging for surety bonds. PG&E also may contractually indemnify Parent for such guarantees. PG&E does not believe that Section 204 authorization is required for these transactions. However, to the extent the Commission believes that authorization under Section 204 is required for such transactions, PG&E hereby requests authorization.

          No application with respect to the transactions described herein is required to be filed with any State regulatory body, except for such filings, if any, as may be required under State securities or "blue sky" laws in connection with the issuance of the long-term notes./53/

     H.   Section 34.3(h)

          The issuances of securities and assumptions of liabilities for which authorization is sought in this Application are for a lawful object, within the corporate purposes of Applicants and compatible with the public interest, necessary or appropriate for or consistent with the proper performance by Applicants of service as public utilities and will not impair Applicants' ability to perform that service. These securities issuances and assumptions of liabilities are part of, or contemplated by, the Plan as proposed by PG&E to the Bankruptcy Court whereby PG&E is seeking to separate its electric generation, transmission and distribution businesses, spin off its electric and gas distribution businesses to shareholders of Parent, repay the valid claims of its creditors, restructure its debts and emerge from its Chapter 11 bankruptcy case with strong and sustainable businesses. The transactions in connection with the Plan clearly are for a lawful object because they are integral to and specifically part of the Plan and will be undertaken only if the Plan is confirmed by the Bankruptcy Court. The issuances of securities associated with ETrans' planned capital expenditures also are for a lawful object. The transactions also are within the corporate purposes of Applicants and are properly authorized by Applicants' governing bodies, as shown in Exhibits A and B.
________________________

/53/   See fn. 9, supra.

          The transactions proposed in this Application also are necessary or appropriate for performance by Applicants of service as public utilities. As shown in the projected financial statements presented in Exhibits C-2, D-2 and E-2, each of Reorganized PG&E, ETrans and Gen will be on a sound financial footing after the reorganization, and each is expected to be able to service the debt it is issuing or assuming in the transactions that are the subject of this Application. The Commission has previously found that a pretax interest coverage ratio of two-to-one (2:1) "is generally considered to be adequate to meet interest payments as they become due and payable./54/" As shown in Exhibit E-2, the projected pretax interest coverage ratio for each of ETrans, Gen and Reorganized PG&E is expected to exceed two-to-one (2:1). Whereas PG&E was unable to service its debt and therefore filed for bankruptcy as a result of the enormous uncollected wholesale power costs it incurred beginning in June 2000, Applicants, following reorganization, are expected to have a strong capital structure and to be fully capable of servicing their debt.

          Nothing in the transactions proposed in this Application will impair Applicants' ability to perform services as public utilities; indeed these transactions are an integral part of a plan to improve the ability of Applicants to perform such services. Separation of electric generation, transmission and distribution businesses has been encouraged by the Commission/55/ because it furthers objectives related to competition in

_________________

/54/ Consumers Power, 53 FERC at 62,568 & n.28.

/55/ See, e.g., Southwest Gas Corp., 43 FERC (P) 61,257 at 61,709, reh'g denied, 44 FERC (P) 61,165 (1988); Promoting Wholesale Competition Through Open Access Non-Discriminatory Transmission Services by Public Utilities; Recovery of Stranded Costs by Pub. Utils. and Transmitting Utils., Order No. 888, 61 Fed. Reg. 21,540 (May 10, 1996), FERC Stats. & Regs. [Regs. Preambles 1991-1996] (P)
31,036 at 31,655-56 (1996), clarified, 76 FERC (P) 61,009 and 76 FERC (P) 61,347
(1996), order on reh'g, Order No. 888-A, 62 Fed. Reg. 12,274 (Mar. 14, 1997),
III FERC Stats. & Regs. (P) 31,048 (1997), order on reh'g, Order No. 888-B, 81 FERC (P) 61,248 (1997), order on reh'g, Order No. 888-C, 82 FERC (P) 61,046
(1998), aff'd in substantial part sub nom. Transmission Access Policy Group v. FERC, 225 F.3d 667 (D.C. Cir. 2000), cert. granted, 69 U.S.L.W. 3574 (U.S. Feb.
26, 2001) (Nos. 00-568 and 00-809) [hereinafter "Order No. 888"] ("we again encourage utilities to explore whether corporate unbundling or other restructuring mechanisms may be appropriate in particular circumstances").

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

electric markets. Each of the Applicants will continue to be subject to regulation with respect to its rates, financing, and dispositions of facilities, either by the CPUC (which will have jurisdiction over Reorganized PG&E) or by this Commission (which will have jurisdiction over Gen and ETrans), or both (e.g., Reorganized PG&E will be subject to Commission jurisdiction with respect to certain wholesale sales). The Commission has previously approved applications under Section 204 for the separation of generation, transmission and distribution businesses./56/

          Furthermore the Plan will improve the ability of Applicants to access capital markets to finance needed improvements and expansions to their systems-- access which is not currently possible--and will establish conditions under which Reorganized PG&E may assume responsibility for procuring power. Based on Commission precedent, the Commission should find that the transactions proposed in this Application do not impair the ability of Applicants to perform services as public utilities.

          The transactions proposed here are in the public interest. The Plan will provide numerous benefits as a result of PG&E's emergence from bankruptcy. One important benefit is allowing for payment in full of all allowed claims under the Plan. The Commission has previously approved issuances of securities under Section 204 as "part of [an applicant's] plan to emerge from bankruptcy [where] the funds to be raised pursuant to the requested authority will be used to pay debtors' claims."/57/ The transformation of a bankrupt company which is unable to access capital markets into creditworthy companies with investment grade debt ratings is clearly in the public interest, since the new companies

_______________

/56/ See, e.g., ATC Mgmt., Inc, 95 FERC (P) 62,166 (2001); Michigan Elec. Transmission Co., 95 FERC (P) 62,009 (2001); El Paso Transmission & Distribution Co., 93 FERC (P) 62,030 (2000); Calvert Cliffs, Inc., 91 FERC (P) 62,096 (2000)
("Calvert Cliffs"); Constellation Generation, Inc., 91 FERC (P) 62,095 (2000) ("Constellation").

/57/ El Paso, 74 FERC at 61,859.

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

will be able to make the investments needed to conduct the utility businesses formerly conducted by the bankrupt company./58/ Therefore, as fully demonstrated in the Section 203 Application being filed concurrently, the transactions proposed here meet the Commission's standards for approval as being in the public interest.

          Based upon this Application, Applicants also submit that the issuances of securities and assumptions of liabilities for which authorization is sought in this Application are reasonably necessary or appropriate for the purposes described above. Most of the issuances of securities and assumptions of liabilities for which authorization is sought in this Application are required in order to implement the Plan. The benefits described above, including emergence of PG&E from bankruptcy, regulatory benefits of separating the generation, transmission and distribution businesses and improving the financial strength of PG&E's businesses, all are dependent upon implementation of the Plan. Implementation of the Plan, in turn, is dependent on the issuances of securities and assumptions of liabilities proposed in this Application. Therefore, the transactions proposed in this Application are necessary or appropriate to the purposes described above.

      I.  Section 34.3(i)

          There are certain indentures and other limitations on interest and dividend coverage that would have an effect on the issuance of additional debt or equity, as follows. First, the amended and restated mortgage bond indenture of PG&E and the senior long-term note indentures of PG&E, ETrans and Gen may contain restrictions on the payment of dividends when an event of default under the indenture has occurred and is continuing. In addition, the indenture governing certain long-term subordinated notes of ETrans and Gen

_____________

/58/ Furthermore, transactions proposed in this Application will not have anti-competitive effects. See Section 203 Application, Testimony of W. Heironymus and S. Henderson.

may provide that the interest payable thereon may be deferred for up to twenty quarters and that in the event of such deferral the applicable issuer will not be permitted to pay dividends.

          In addition, the mortgage bond indenture of PG&E and the senior long-term note indenture of PG&E, ETrans and Gen will contain provisions that may limit the ability of each such entity to create, assume or guarantee secured debt beyond that existing on the effective date of the Plan with certain exceptions.

      J.  Section 34.3(j)

          The CPUC granted PG&E an emergency retail rate increase of $0.01 per kWh on a temporary 90-day basis on January 4, 2001. On March 27, 2001, the CPUC made the emergency $0.01per kWh retail rate increase permanent and authorized PG&E to add an average $0.03 per kWh surcharge to its retail rates (which surcharge was to be used only for electric power procurement costs incurred after March 27, 2001 and not for unpaid power bills or debts incurred by PG&E prior to that date). ETrans and Gen are filing several initial rate schedules under Section 205 of the FPA concurrently with the filing of this Application. None of these rate filings includes as an element in determining cost-of-service rates the costs of servicing the debt to be incurred by Applicants under the transactions proposed in this Application.

      K.  Section 34.3(k)

          A draft form of notice suitable for publication in the Federal Register is included herein as Attachment 3. An electronic version of the draft notice is also submitted on a 3 1/2" diskette, in WordPerfect 5.1 format as required by 18 C.F.R. (S) 34.3(k).

V.  EXHIBITS REQUIRED BY SECTION 34.4 OF FERC'S REGULATIONS

          With the exception of the requested waivers noted, Applicants submit the following exhibits in compliance with Section 34.4 of the Commission's regulations:

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

     . Exhibit A: Applicants include herein a copy of the statements of corporate purposes from their articles of incorporation or articles of organization.

     . Exhibit B: Although PG&E's Board of Directors has approved the Plan, which generally calls for the transactions discussed in this Application (See Exhibit B), PG&E's Board of Directors has not yet approved a board resolution specifically authorizing these securities issuances. However, PG&E's Board of Directors is scheduled to consider such a resolution at its meeting on December 19, 2001, and Applicants will file such resolution with the Commission in a supplemental filing as soon as practicable thereafter. In the same supplemental filing, Applicants plan to file copies of the resolutions of ETrans' and Gen's Boards of Control authorizing the issuances of securities and assumptions of liabilities for which authority is sought in this Application.

     . Exhibits C, D and E: Applicants include herein PG&E's Comparative Balance Sheet (Exhibit C-1), Statement of Income for the Year (Exhibit D-1), and Statement of Cash Flows (Exhibit E-1) in the form prescribed for FERC Form No. 1, for the 12-month period ending September 30, 2001 on an actual basis. The notes for PG&E's financial statements for the period ending September 30, 2001 are included in Attachment 1. In addition, Applicants include pro forma projected balance sheets (Exhibit C-2) income statements (Exhibit D-2), and cash flow statements (Exhibit E-2), including a computation of interest calculation, for Reorganized PG&E, ETrans and Gen./59/ Attachment 2 includes the
"Assumptions - Nature and Limitations of Projections" associated with these projected financial statements./60/

_____________

/59/ The pro forma projected financial statements reflect an update of the financial information originally included in the Disclosure Statement filed with the Bankruptcy Court in connection with the Plan in September 2001. PG&E and Parent plan to file an Amended Plan of Reorganization and an associated amended Disclosure Statement with the Bankruptcy Court incorporating updated financial projections.

/60/ These assumptions also reflect anticipated amendments to the Disclosure Statement.

          Applicants request a waiver of the requirements of Section 34.4(c),
(d) and (e) of the Commission's regulations with respect to presenting pro forma adjustments to PG&E's historical financial statements in the format of FERC Form No. 1 and the computation of interest calculation under Section 34.4(e) for PG&E's historical financial statements. Instead of such pro forma adjustments of PG&E's historical financial statements and the computation of interest calculation for PG&E on a historical basis, each of the Applicants hereby submits projected financial statements including a computation of interest calculation. The attached projections reflect financial information that will be included in the amended and updated Disclosure Statement to be filed with the Bankruptcy Court in connection with the Plan. Given the significant restructuring of Applicants, the projections provided herein provide a more accurate basis for assessing the financial structure of Applicants than would pro forma adjustments to historical data. Applicants are not providing a historical interest coverage calculation for PG&E because such a calculation for a period when PG&E was in bankruptcy and prior to its reorganization does not provide a meaningful indication of Applicants' future interest coverage. In contrast, interest coverage calculations for each of the Applicants based on projected data do provide meaningful results. However, it is not possible to present every detail in the projected financial statements as is called for by the FERC Form No. 1 format, and Applicants therefore request a waiver to omit certain items otherwise included in FERC Form No. 1.

          Applicants also request a waiver of the requirements of Section 34.4(c), (d) and (e) of the Commission's regulations with respect to providing historical financial statements of ETrans and Gen, since these are newly formed companies with no historical operations. The Commission has not required historical financial statements from newly created entities in other cases./61/

     .  Exhibit F:  In reliance upon an exemption from registration afforded by
Section 1145(a) of the Bankruptcy Code, Applicants will not file a registration statement with the Securities and Exchange Commission for the securities to be issued to PG&E and transferred to PG&E's creditors in satisfaction of allowed claims. Applicants may issue certain of the notes that are the subject of this Application to the public in a public offering, in which case they will file registration statements; however such registration statements will not be filed until closer to the time of the securities offering.

VI.  REQUESTED TIMING OF COMMISSION AUTHORIZATION

        The Commission's authorization under Section 204 of the FPA is necessary for the implementation of the Plan. The Plan Effective Date is expected to be on or after December 31, 2002. Accordingly, Applicants respectfully request that the Commission issue an order on or before July 31, 2002 granting them specific authorization to issue the securities and assume the liabilities as requested herein to allow adequate time to prepare for implementation (subject to the receipt of other regulatory approvals) as soon as possible after receipt of an order from the Bankruptcy Court approving issuances of securities in connection with the Plan. Having an order from the Commission under Section 204 will facilitate Applicants' preparations, beginning in the summer of 2002, to issue the securities associated with implementation of the Plan. Applicants further respectfully request that the authorization to issue the securities and assume the liabilities specified herein (1) be effective on the later of the date when Applicants inform the Commission that the Bankruptcy Court has issued an order approving issuances of securities in connection with

_______________
/61/ See, e.g., Michigan Elec. Transmission Co., supra; Calvert Cliffs, supra; Constellation, supra.

the Plan or the date of the Commission's order, and (2) approve the securities issuances and assumptions of liabilities proposed in this Application during the three-year period commencing on the effective date of the Commission's order. In prior cases, the Commission has authorized issuances of securities for a period of three years./62/ As can be seen in the projected financial statements for ETrans, ETrans has additional capital requirements in 2002 through 2005 for which it will need to issue additional equity and debt securities, as proposed in the Application. Since these securities issuances are integral to the financial projections that support the Plan as a whole as submitted to the Bankruptcy Court, Applicants respectfully request that the Commission authorize the issuance of securities and assumptions of liabilities as proposed in this Application for a three-year period from the effective date of the Commission's order. Three-year authorization to each of ETrans, Gen and PG&E (including Reorganized PG&E) also will allow sufficient time for obtaining any post-confirmation approvals needed for implementation of the Plan, for completion of administrative actions necessary to effectuate the transactions, for resolution of claims that may require the issuance of additional notes after the Plan Effective Date and for contingencies. As discussed above, many of the financings associated with the Plan may initially be in the form of short-term notes which will be replaced later by long-term notes or privately placed notes which will be exchanged later for registered notes. Three year authorization will help to ensure sufficient time for refinancing the short-term debt and exchange of privately placed notes.

_______________

/62/ See, e.g., Northwestern Corp., 88 FERC (P) 62,032 (1999); Northwestern Pub. Serv. Co., 12 FERC (P) 62,089 (1980).

          CONCLUSION

          WHEREFORE, for the foregoing reasons, Applicants respectfully request that the Commission approve this Application pursuant to Section 204 of the FPA no later than July 31, 2002.

                                   Respectfully submitted,


                                   /s/ Donna Attanasio
                                   ----------------------
                                   Earle H. O'Donnell
                                   Donna M. Attanasio
                                   Laurel W. Glassman
                                   Hugh E. Hilliard
                                   DEWEY BALLANTINE LLP
                                   1775 Pennsylvania Avenue, N.W.
                                   Washington, D.C. 20006-4605

                                   Attorneys for PG&E Corporation,
                                   ETrans LLC and Electric Generation LLC


                                   Joshua Bar-Lev
                                   PACIFIC GAS AND ELECTRIC COMPANY
                                   77 Beale Street
                                   San Francisco, California 94177

                                   Attorney for
                                   Pacific Gas and Electric Company



Dated: November 30, 2001

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